Exhibit 99.2

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: SCHOOL SPECIALTY, INC., et al.,[1] Debtors.	Chapter 11 Case No. 13-10125 (KJC) Jointly Administered Re: Docket Nos. 902, 931, & 1158

FINAL ORDER APPROVING THE DISCLOSURE STATEMENT AND FINDINGS OF

FACT, CONCLUSIONS OF LAW, AND ORDER UNDER SECTION 1129 OF THE

BANKRUPTCY CODE AND BANKRUPTCY RULE 3020 CONFIRMING THE

DEBTORS’ SECOND AMENDED JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Upon consideration of the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (including all exhibits thereto and as amended, modified, and/or supplemented from time to time, the “Plan”) 2 proposed by School Specialty, Inc. (“SSI”), Bird-in-Hand Woodworks, Inc., Califone International, Inc., Childcraft Education Corp., Classroomdirect.com, LLC, Delta Education, LLC, Frey Scientific, Inc., Premier Agendas, Inc., Sax Arts & Crafts, Inc. and Sportime, LLC (each a “Debtor,” and collectively, the “Debtors”); and the Debtors having filed the Disclosure Statement for the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 931] (including all exhibits thereto and as amended, modified, and/or supplemented

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number and state of incorporation, are: School Specialty, Inc. (Wisc.; 1239), Bird-In-Hand Woodworks, Inc. (N.J.; 8811), Califone International, Inc. (Del.; 3578), Childcraft Education Corp. (N.Y.; 9818), ClassroomDirect.com, LLC (Del.; 2425), Delta Education, LLC (Del.; 8764), Frey Scientific, Inc. (Del.; 3771), Premier Agendas, Inc. (Wash.; 1380), Sax Arts & Crafts, Inc. (Del.; 6436), and Sportime, LLC (Del.; 6939). The address of the Debtors’ corporate headquarters is W6316 Design Drive, Greenville, Wisconsin 54942.
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Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan, the Disclosure Statement Order (defined below), or, if defined in neither, as defined in title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), or in the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”). Citations to the Bankruptcy Code and Bankruptcy Rules are to the sections and rules as numbered and in effect on the Petition Date or as otherwise applicable to these Chapter 11 Cases.

from time to time, the “Disclosure Statement”); and the Court, by order dated April 24, 2013 [Docket No. 902] (the “Disclosure Statement Order”), having approved the Disclosure Statement on a conditional basis and approved the solicitation and related procedures set forth therein on a final basis; and the Debtors having filed the Plan Supplement, and including any amendments or supplements thereto, the “Plan Supplements” [Docket Nos. 1026, 1044, 1056, 1099 & 1143] with the Court on May 9, 2013, May 15, 2013, May 17, 2013, and May 22, 2013; and upon the affidavits of service filed reflecting compliance with the notice and solicitation requirements of the Disclosure Statement Order [Docket Nos. 1035, 1051, 1078 & 1092] (the “Solicitation Affidavits”); and upon the Certification of P. Joe Morrow IV With Respect to the Tabulation of Votes on the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1101] and the Amended and Supplemental Certification of P. Joe Morrow IV With Respect to the Tabulation of Votes on the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1142] (the “Voting Declarations”), filed with the Court on May 17, 2013; and upon the Declaration of David N. Vander Ploeg in Support of Confirmation of Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1102] (the “Vander Ploeg Declaration”), filed with the Court on May 17, 2013; and upon the Debtors’ Memorandum of Law in Support of Confirmation of Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1103] (the “Confirmation Memorandum”), filed with the Court on May 17, 2013; and upon the Declaration of Agnes Tang in Support of Confirmation of Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1125] (the “Tang Declaration,” and together with the Vander Ploeg Declaration, the “Declarations”), filed with the Court on May 21, 2013; and the following objections to approval of the Disclosure Statement on a final basis having been asserted and/or filed (i) Objection and

Reservation of Rights of American Art Clay Co., Inc. to the Revised Proposed Order Approving Disclosure Statement and Related Procedures and to the Disclosure Statement for Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code and Joinder in the Objection of the Official Committee of Unsecured Creditors [Docket No. 849],3 and (ii) Objection of Certain Holders of Convertible Notes to Proposed Disclosure Statement for Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code and to Revised Proposed Order Approving Disclosure Statement and Solicitation and Related Procedures [Docket No. 850] (the “Disclosure Statement Objections”); and the following objections to confirmation of the Plan having been filed (i) Michigan Department of Treasury’s Objections to Debtors’ Amended Joint Plan of Reorganization [Docket No. 957]; (ii) Objection of the Texas Comptroller of Public Accounts to Confirmation of Debtors’ Amended Joint Plan of Reorganization [Docket No. 979]; (iii) Tennessee Department of Revenue’s Objection to Confirmation of Debtors’ Amended Joint Chapter 11 Plan [Docket No. 1052]; (iv) Objection by the Internal Revenue Service to the Debtors’ Joint Plan Under Chapter 11 of the Bankruptcy Code [Docket No. 1057]; Limited Objection of Comerica Bank to Confirmation of Plan of Reorganization [Docket No. 1070]; Objection of Certain Holders of Convertible Notes to Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code and to Debtors’ Disclosure Statement and Request for Adjournment Based on Debtors’ Failure to Disclose Material Elements of Their Plan [Docket No. 1072]; United States Trustee’s Objection to Confirmation of the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1077]; Mid Valley Packaging & Supply Co.’s Conditional Non-Objection to Confirmation of Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1109] (collectively, the “Confirmation Objections”); and

[3]	This Contract/Lease Objection was withdrawn prior to the Confirmation Hearing.

the following objections the Debtors’ assumption of executory contracts or unexpired leases, asserted cure amounts, or adequate assurance of future performance having been filed: (i) Objection of Franklin Covey Co. to Debtors’ Notice of Assumption of License Agreement [Docket No. 1054]; (ii) Objection of Education Development Center, Inc. to Debtor’s Proposed Assumption of License Agreement [Docket No. 1061]; (iii) Response and Limited Objection of UPS-Supply Chain Solutions, Inc. to Potential Assumption and Assignment of Executory Contracts [Docket No. 1064];4 Limited Objection of PanPacific Sourcing, LLC to the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code and Related Potential Assumption of Contracts and Leases/Fixing of Related “Cure” Amounts [Docket No. 1068]; Oracle’s Opposition to Debtors’ Notice of (I) Possible Assumption of Executory Contracts and Unexpired Leases (II) Fixing of Cure Amounts and (III) Deadline to Object to Cure Amounts and Adequate Assurance of Future Performance [Docket No. 1069]; Objection of TEKsystems Global Services, LLC to Debtor’s Proposed Cure Amount [Docket No. 1073]; Objection of TEKsystems, Inc. to Debtors’ Proposed Cure Amount [Docket No. 1075]; Objection of Sandi Lauer to Cure Amount [Docket No. 1088]5 (collectively, the “Contract/Lease Objections”); and upon the Debtors’ reply to the Confirmation Objections [Docket No. 1126]; and the Disclosure Statement Objections, the Confirmation Objections, and the Contract/Lease Objections having been resolved, adjourned, and/or overruled by the Court pursuant to this Order; and upon the evidence adduced and proffered and the arguments of counsel made at the Confirmation Hearing; and the Court having reviewed all documents in connection with confirmation and approval of the Disclosure Statement on a final basis, and having heard all parties desiring to be heard; and upon the record of these cases (the “Chapter 11 Cases”); and after due deliberation and consideration of all of the foregoing; and sufficient cause appearing therefor; the Court hereby makes the following findings:

[4]	This Contract/Lease Objection has been withdrawn [Docket No. 1095].
[5]	Following discussions with counsel for the Debtors, Sandi Lauer has agreed to withdraw the Objection of Sandi Lauer to Cure Amount [Docket No. 1088].

A. Findings and Conclusions. The findings of this Court as set forth herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, which is applicable to this matter by virtue of Bankruptcy Rule 9014. To the extent any findings of fact constitute conclusions of law, they are adopted as such. To the extent any conclusions of law constitute findings of fact, they are adopted as such.

B. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157, 1334(a), 1408 and 1409). The Court has jurisdiction over these Chapter 11 Cases pursuant to 28 U.S.C. §§ 157(b)(1), (b)(2), and 1334(a), and the Amended Standing Order of Reference from the United States District Court for the District of Delaware dated as of February 29, 2012. Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan and final approval of the Disclosure Statement are core proceedings under 28 U.S.C. § 157(b)(2), and the Court has exclusive jurisdiction to determine whether the Plan and the Disclosure Statement comply with the applicable provisions of the Bankruptcy Code and whether the Plan should be confirmed.

C. Judicial Notice. This Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before this Court during the Chapter 11 Cases.

D. Disclosure Statement. The Disclosure Statement contains adequate information under section 1125 of the Bankruptcy Code.

E. Burden of Proof. The Debtors, as proponents of the Plan, have the burden of proving the elements of subsections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.

F. Solicitation and Notice of the Disclosure Statement Hearing and Confirmation Hearing.

1.	On March 19, 2013, the Debtors filed the Notice of Hearing to Consider the Adequacy of Disclosure Statement [Docket No. 602] (the “Disclosure Statement Notice”). The Disclosure Statement Notice was served by first class mail or hand delivery on the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”) and all known creditors and equity holders of the Debtors at the time of service. Affidavits confirming service were filed with the Court on March 22 and 25, 2013 [Docket Nos. 642 & 669].

2.	On April 24, 2013, the Court entered the Disclosure Statement Order, which approved certain solicitation and related procedures. The Plan, Disclosure Statement, Disclosure Statement Order, Ballots (including the Master Ballot), Confirmation Hearing Notice, Non-Voting Creditor Notice, and Cure Notice were transmitted and served in compliance with the Bankruptcy Rules and the Local Rules, as modified by the Disclosure Statement Order. Affidavits of service confirming same were filed with the Court on May 13, 2013, May 15, 2013, May 16, 2013 and May 17, 2013 [Docket Nos. 1035, 1051, 1078, 1092].

3.	On May 3, 2013, the Debtors caused to be published notice of, among other things: (i) the Confirmation Hearing; (ii) the deadline to file objections to entry of an order approving the Disclosure Statement on a final basis and confirming the Plan; and (iii) the Court’s approval of the Disclosure Statement on a conditional basis, in the National edition of The New York Times. An affidavit of publication was filed with the Court on May 7, 2013 [Docket No. 1014] (the “Publication Affidavit”).

4.	The Debtors were not required to solicit votes from holders of Claims in Class 1 (Other Priority Claims), Class 2 (Prepetition ABL Facility Claims, Class 3 (Prepetition Term Loan Claims), or Class 4 (Other Secured Claims), as each of these Classes is unimpaired under the Plan and thus, is deemed to have accepted the Plan. The Debtors were not required to solicit votes from holders of Equity Interests in Class 9 (Equity Interests in School Specialty, Inc.), as such Class will not receive any property, interest in property or distribution under the Plan, and thus, is deemed to reject the Plan.

5.	As described in and as evidenced by the Voting Declarations and the Solicitation Affidavits, the transmittal and service of the Plan, the Disclosure Statement, the Disclosure Statement Order, the Ballots, including the Master Ballot, the Confirmation Hearing Notice, the Non-Voting Creditor Notice and the Cure Notice (all of the foregoing, the “Solicitation”) were timely, adequate and sufficient under the circumstances. The Solicitation of acceptances of the Plan complied with the procedures set forth in the Disclosure Statement Order, was appropriate based on the circumstances of the Debtors, was conducted in good faith, and was in compliance with the provisions of the Disclosure Statement, the Disclosure Statement Order, and, except as modified by the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws and regulations.

6.	Based on the foregoing, no further notice, solicitation or re-solicitation is required.

G. Cure Notice. As evidenced by the Solicitation Affidavits, the Debtors, through their Claims Agent, transmitted the Cure Notice on the non-Debtor counterparties to all executory contracts and unexpired leases designated for possible assumption under the Plan, as required by the Disclosure Statement Order. Unless otherwise agreed to with a non-Debtor counterparty or set forth herein, the cure costs set forth in each individualized Cure Notice are deemed to be the only amounts necessary to “cure” (within the meaning of section 365(b)(1) of the Bankruptcy Code) all “defaults” (within the meaning of section 365(b) of the Bankruptcy Code) under such executory contracts and unexpired leases, to the extent required by section 365 of the Bankruptcy Code.

H. Voting Results. As described more fully in the Voting Declarations, the following represent the voting results as of May 16, 2013 (the deadline to vote on the Plan):

Total Ballots Received
Accept		Reject
Number	Amount	Number	Amount
Class 5 – General Unsecured Claims
29 (76.32%)	$2,641,943.76 (62.38%)	9 (23.68%)	$1,593,218.06 (37.62%)
Class 6 – Trade Unsecured Claims
344 (88.21%)	$24,895,896.17 (93.72%)	46 (11.79%)	$1,668,065.62 (6.28%)
Class 7 – Noteholder Unsecured Claims
46 (86.79%)	$104,897,189.00 (92.41%)	7 (13.21%)	$8,620,000.00 (7.59%)
Class 8 – Convenience Class Claims
308 (95.95%)	$296,350.94 (95.45%)	13 (4.05%)	$14,112.65 (4.55%)

I. Plan Supplements. All materials included in the Plan Supplements, including the ABL Exit Facility (as defined below) and the Term Loan Exit Facility (as defined below, and together with the ABL Exit Facility, the “Exit Facilities”), comply with the terms of the Plan and the filing and notice of such documents was good and proper and in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Rules, and no other or further notice is or shall be required.

J. Exit Facilities.

1.	ABL Exit Facility.

(i)	The Plan contemplates that the Debtors will obtain exit financing from third party lenders pursuant to the terms of loan documents, including revolving credit and letters of credit, as determined necessary for the Payment in Full of the ABL DIP Facility Claims, support other payments required to be made under the Plan, pay transaction costs, and fund working capital and general corporate purposes of the Reorganized Debtors following the Effective Date. To that end, the Debtors have entered into a commitment letter (the “ABL Exit Financing Commitment”)[6], the ABL Administrative

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The ABL Exit Financing Commitment is memorialized in a letter dated May 13, 2013, by and among School Specialty, Inc., Bank of America, N.A. (the “ABL Exit Facility Agent”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Bank and SunTrust Robison Humphrey, Inc., a redacted copy of which is included in the First Amended Plan Supplement filed on May 15, 2013 [Docket No. 1044].

Agent Fee Letter7 and the ABL Underwriting Fee Letter8 (the ABL Exit Financing Commitment, the ABL Administrative Agent Fee Letter and the ABL Underwriting Fee Letter collectively, the “ABL Exit Financing Commitment Papers”) and are continuing to negotiate the terms and provisions of the credit agreement and related documents consistent with the terms of the ABL Exit Financing Commitment Papers. The evidence reflects that the decision to accept the ABL Exit Financing Commitment is the result of an extensive effort by the Debtors and their financial advisor to market the proposed financing to potential lenders. The evidence reflects that the Debtors, in consultation with their advisors, selected the ABL Exit Financing Commitment as the most favorable exit financing option, in light of all of the circumstances. The Debtors’ entry into the loan documents consistent with the ABL Exit Financing Commitment Papers, the granting of guarantees, security interests and liens to the ABL Exit Facility Agent, and the payment of fees in connection therewith are in the best interest of the Debtors’ estates and creditors and are necessary to the consummation of the Plan. All documents necessary to implement the ABL Exit Financing Commitment shall, upon execution, be valid, binding, and enforceable agreements.

(ii)	The terms of the ABL Exit Facility are fair, just and reasonable under the circumstances, are ordinary and appropriate for secured financings to debtors-in-possession, reflect the Debtors’ exercise of their prudent business judgment consistent with their fiduciary duties, and are supported by reasonably equivalent value and fair consideration. The terms and conditions of the ABL Exit Facility have been negotiated in good faith and at arms’ length. The guarantees, mortgages, pledges, liens and other security interests, and all other consideration granted pursuant to or in connection with the ABL Exit Facility are or will be (as the case may be) and are hereby deemed to be granted in good faith, for good and valuable consideration and for legitimate business purposes as an inducement to the lenders to extend credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance or recharacterization.

[7]	The “ABL Administrative Agent Fee Letter” means the letter dated May 13, 2013, by and among School Specialty, Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, which sets forth the administrative agency fee, a redacted copy of which is included in the First Amended Plan Supplement filed on May 15, 2013 [Docket No. 1044].
[8]	The “ABL Underwriting Fee Letter” means the letter dated May 13, 2013, by and among School Specialty, Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Bank and SunTrust Robison Humphrey, Inc., which sets forth the underwriting fee, a redacted copy of which is included in the First Amended Plan Supplement filed on May 15, 2013 [Docket No. 1044]. The ABL Underwriting Fee Letter, together with the ABL Administrative Agent Fee Letter shall collectively be referred to as the “ABL Fee Letters.”

(iii)	The Debtors have provided sufficient and adequate notice of the Exit Financing Commitment Papers and the material terms of the ABL Exit Facility.

2.	Term Loan Exit Facility.

(i)	The Plan contemplates that the Debtors will obtain term exit financing from third party lenders, pursuant to the terms of loan documents, as determined necessary to support payments required to be made under the Plan, pay transaction costs, and fund working capital and general corporate purposes of the Reorganized Debtors following the Effective Date. To that end, as included with the Plan Supplements, subject to Bankruptcy Court approval, the Debtors have negotiated a credit agreement (the “Term Loan Exit Credit Agreement”),[9] the Term Loan Exit Agent Engagement Letter[10] and the Term Loan Exit Agent Fee Letter[11] (the Term Loan Exit Agent Engagement Letter and the Term Loan Exit Agent Fee Letter collectively, the “Term Loan Exit Letters”). The evidence reflects that the decision to enter into the Term Loan Exit Letters is the result of an extensive effort by the Debtors and their financial advisor to market the proposed financing to potential lenders. The evidence reflects that the Debtors, in consultation with their advisors, selected the transaction contemplated by the Term Loan Letters and the Term Loan Credit Agreement (such transaction, including all documents entered into in connection therewith, the “Term Loan Exit Facility”) as the most favorable exit financing option, in light of all of the circumstances. The Debtors’ entry into the Term Loan Exit Facility, the granting of guarantees, security interests and liens to the Term Loan Exit Agent, and the payment of fees and expenses in connection therewith are in the best interest of the Debtors’ estates and creditors, and are necessary to the consummation and feasibility

[9]	The “Term Loan Exit Credit Agreement” means the Credit Agreement to be entered into among School Specialty, Inc., the lenders party thereto, Credit Suisse AG, as Arranger Administrative Agent and Collateral Agent (in such capacities, the “Term Loan Exit Agent”), and Credit Suisse Securities (USA) LLC, as Sole Bookrunner and Sole Lead Arranger (in such capacities, the “Term Loan Exit Arranger”), substantially in the form included in the Second Amended Plan Supplement filed on May 15, 2013 [Docket No. 1056] with such changes as are agreed among the parties thereto.
[10]	The “Term Loan Exit Agent Engagement Letter” means the engagement letter dated April 29, 2013, by and among School Specialty, Inc. and Credit Suisse Securities (USA) LLC, a redacted copy of which is included in the Second Amended Plan Supplement filed on May 15, 2013 [Docket No. 1056].
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The “Term Loan Exit Agent Fee Letter” means the fee letter dated April 29, 2013, by and among School Specialty, Inc. and Credit Suisse Securities (USA) LLC), a redacted copy of which is included in the Second Amended Plan Supplement filed on May 15, 2013 [Docket No. 1056].

of the Plan. All documents necessary or desirable to implement the Term Loan Exit Facility, including the Term Loan Exit Letters shall, upon execution, be valid, binding, and enforceable agreements of the Debtors and Reorganized Debtors in accordance with the terms thereof.

(ii)	The terms of the Term Loan Exit Facility are fair, just and reasonable under the circumstances, are ordinary and appropriate for secured financings to debtors-in-possession, reflect the Debtors’ exercise of their prudent business judgment consistent with their fiduciary duties, and are supported by reasonably equivalent value and fair consideration. The terms and conditions of the Term Loan Exit Facility have been negotiated in good faith and at arms’ length. The guarantees, mortgages, pledges, liens and other security interests, and all other consideration granted pursuant to or in connection with the Term Loan Exit Facility are or will be (as the case may be) and are hereby deemed to be granted in good faith, for good and valuable consideration and for legitimate business purposes as an inducement to the lenders to extend credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance or recharacterization.

(iii)	The Debtors have provided sufficient and adequate notice of the Term Loan Exit Facility and the terms thereof.

K. Modifications of the Plan. Modifications made to the Plan since the Solicitation, pursuant to Article X.A. of the Plan, comply in all respects with sections 1122 and 1123 of the Bankruptcy Code, as required under section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. The filing of the modified Plan with the Court and the disclosure of the Plan modifications on the record at the Confirmation Hearing constitutes due and sufficient notice of such modifications, and the Court hereby finds that such modifications are non-material and/or not adverse and do not require re-solicitation of any Class.

L. Acceptance of the Plan. As evidenced by the Voting Declarations, pursuant to sections 1124 and 1126 of the Bankruptcy Code, Classes 6, 7 and 8 voted to accept the Plan.

M. Bankruptcy Rule 3016(a). The Plan is dated and identifies the entities submitting it, thereby satisfying Rule 3016(a) of the Bankruptcy Rules.

N. Plan Compliance with the Applicable Provisions of the Bankruptcy Code (11 U.S.C. § 1129(a)(1)). As set forth below, the Plan complies with the applicable provisions of the Bankruptcy Code, in particular the provisions of sections 1122, 1123(a) and 1123(b) of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

(i)	Proper Classification of Claims and Interests (11 U.S.C. §§ 1122, 1123(a)(1)). The Plan designates 9 Classes of Claims and Equity Interests. The Claims or Equity Interests placed in each Class are substantially similar to other Claims or Equity Interests, as the case may be, in such Class. Valid business, factual and/or legal reasons exist for separately classifying the various Classes of Claims and Equity Interests created under the Plan, and, therefore, the Plan does not unfairly discriminate among holders of Claims or Equity Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(ii)	Specification of Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article III of the Plan specifies that Classes 1 through 4 re not Impaired, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

(iii)	Specification of Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Article III of the Plan designates Classes 5 through 9 as Impaired and specifies the treatment of Claims or Equity Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

(iv)	No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment by the Debtors for each holder of a Claim or Equity Interest in a particular Class unless the holder of a particular Claim or Equity Interest in such Class has agreed to a less favorable treatment of its Claim or Equity Interest as applicable, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

(v)	Implementation of Plan (11 U.S.C. § 1123(a)(5)). In accordance with section 1123(a)(5) of the Bankruptcy Code, the Plan, including Article V of the Plan, provides adequate and proper means for its implementation, including, but not limited to: (1) entry by the Debtors into the Exit Facilities; (2) the issuance of New SSI Common Stock and New Subsidiary Equity Interests; (3) the amendment of the articles of incorporation and bylaws of SSI and each of the Reorganized Subsidiaries; (4) the appointment of new directors, managers of the boards of directors or board of managers of the Reorganized Debtors (as the case may be); and (5) the conversion of SSI from a Wisconsin corporation into a Delaware corporation.

(vi)	Prohibition on Issuance of Non-Voting Securities (11 U.S.C. § 1123(a)(6)). The Plan does not provide for non-voting equity securities. Accordingly, section 1123(a)(6) of the Bankruptcy Code is inapplicable.

(vii)	Designation of Officers and Directors (11 U.S.C. § 1123(a)(7)). Article V.H.4 of the Plan sets forth the manner of selection of the officers, directors, managers, or members, as applicable, of New SSI and the other Reorganized Debtors that are consistent with the interests of creditors, equity security holdings and with public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

(viii)	Impairment/Unimpairment of Classes of Claims and Equity Interests (11 U.S.C. § 1123(b)(1)). As permitted by section 1123(b)(1) of the Bankruptcy Code, Article IV of the Plan designates the Impaired Classes and the Unimpaired Classes.

(ix)	Assumption and Assignment/Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)). Article VII of the Plan governs the assumption, assignment, and rejection of executory contracts and unexpired leases pursuant to section 365 of the Bankruptcy Code. These provisions are permitted by section 1123(b)(2) of the Bankruptcy Code.

(x)	Settlement of Claims and Causes of Action (11 U.S.C. § 1123(b)(3)(A)). The settlements and compromises under the Plan of, among other things, causes of action subject to the releases provided in Article IX of the Plan, and as amended herein, are a valid exercise of the Debtors’ business judgment, are fair and reasonable and in the best interests of the Debtors’ Estates and, therefore, are consistent with section 1123(b)(3)(A) of the Bankruptcy Code.

(xi)	Retention of Claims and Equity Interests (11 U.S.C. § 1123(b)(3)(B)). The preservation of claims under the Plan against third parties on account of, and causes of action owed to or in favor of, the Debtors, including claims, rights or causes of action arising under the Bankruptcy Code, for enforcement and exclusively by and at the discretion of the Reorganized Debtors, and the revesting of such claims and causes of action in the Reorganized Debtors are consistent with section 1123(b)(3)(B) of the Bankruptcy Code.

(xii)	Other Plan Provisions (11 U.S.C. § 1123(b)(6)). The other provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

(a)

Releases, Exculpations and Injunctions. The Court has jurisdiction pursuant to 28 U.S.C. §§ 157(b)(1), (b)(2), and 1334(a), and the Amended Standing Order of Reference from the United States District Court for the District of Delaware dated as of February 29, 2012, to approve the releases, exculpation and injunctions set forth in Article IX of the Plan. Pursuant to sections 105, 524, 1123, 1129 and 1141 and all other provisions of the Bankruptcy Code and applicable non-bankruptcy law, the releases (as modified herein), exculpations and injunctions set forth in Article IX of the Plan are approved based upon the record in the Chapter 11 Cases and the evidence presented in the Declarations and at the Confirmation Hearing, and the arguments set forth in the Confirmation Memorandum, establish that such provisions (1) confer substantial benefits on the Debtors’ estates, (2) are integral to the Plan and necessary for the reorganization and the realization of the substantial value for all creditors provided under the Plan, (3) are fair, equitable and reasonable, (4) have been approved by the holders of Claims in the Voting Classes, and (5) are in the best interests of the Debtors, their estates and all parties in interest. Moreover, the releases by the holders of Claims in the Voting Classes who have voted to accept the Plan and did not mark their ballot to opt-out of the releases are on a consensual basis and such holders received sufficient notice of the releases.

(b)	Substantive Consolidation. Based on the information contained in the Disclosure Statement, the Declarations, and the Confirmation Memorandum, as well as the evidence proffered at the Confirmation Hearing, the Debtors have satisfied their burden of demonstrating that substantive consolidation of the Debtors’ Estates solely in connection with Distributions to be made to holders of Allowed Claims is warranted and appropriate under the standard set forth in In re Owens Corning, 419 F.3d 195 (3d Cir. 2005), amended by 2005 U.S. App. LEXIS 18043 (Aug. 23, 2005). As such, the substantive consolidation of the assets and liabilities of the Debtors as described in the Plan is appropriate, will streamline the claim adjudication and distribution process, without causing any harm to any creditors and, accordingly, is approved.

(c)	Securities Law Exemption. The securities law exemption provided under Article XII.H of the Plan is appropriate and consistent with section 1145 of the Bankruptcy Code.

O. Debtors’ Compliance with the Applicable Provisions of the Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically:

(i)	the Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code;

(ii)	the Debtors have complied with the applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by Orders of the Court; and

(iii)	the Debtors have complied with the Disclosure Statement Order, and except as modified by same, the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, in transmitting the Solicitation Packages and in soliciting and tabulating votes on the Plan.

P. Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Debtors, the Creditors Committee, the ABL DIP Agent, the ABL Co-Collateral Agents, the ABL DIP Lenders, the Ad Hoc DIP Lenders, and their respective counsel and advisors as applicable, participated in good faith in negotiating, at arms’ length, the Plan and the contracts, instruments, releases, agreements and documents related to or necessary to implement, effectuate and consummate the Plan. Each of the Debtors, the Creditors Committee, the ABL DIP Agent, the ABL Co-Collateral Agents, the ABL DIP Lenders, the Ad Hoc DIP Lenders, and their respective counsel and advisors as applicable also participated in good faith in each of the actions taken to bring about, and in satisfying each of the conditions precedent to, confirmation and consummation of the Plan, except to the extent only the participation of certain parties was provided for in the selection of directors of the Reorganized Debtors. In so determining, the Court has examined, among other things, the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the record of the Confirmation Hearing, the Plan and all related pleadings, exhibits, statements and comments regarding confirmation of the Plan and the approval of the Plan by the creditors that voted on the Plan. The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate and honest purposes of effecting a reorganization of the Debtors.

Q. Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). Except for payments to be paid under Articles IX.H and XII.B of the Plan (governing payment of Administrative Claims incurred after the Effective Date and the payment of the fees and expenses of the Notes Indenture Trustee), other than Fee Claims of the DIP Agents, Bayside DIP

Agent, DIP Lenders, and Notes Indenture Trustee, all of which shall be paid without the need for filing any motions, fee applications or other requests for payment as provided in the Final Orders approving the DIP Facilities or as otherwise set forth in the ABL DIP Payoff Letter, any payment made or to be made by the Debtors for services or for costs and expenses in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, have been approved by, or are subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

R. Directors, Officers and Insiders (11 U.S.C. § 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The Debtors disclosed, at or prior to the Confirmation Hearing, the identities and affiliations of the individuals initially proposed to serve, after confirmation of the Plan, as directors or officers of Reorganized Debtors, as well as the compensation to be paid to any insiders that will be employed or retained, to the extent known, on or after the Effective Date. The appointment of such individuals to such positions is consistent with the interests of creditors, Equity Interest holders, and public policy, thereby satisfying section 1129(a)(5) of the Bankruptcy Code.

S. No Rate Changes (11 U.S.C. § 1129(a)(6)). The Debtors’ businesses are not subject to rate regulation by any governmental regulatory commission; therefore, section 1129(a)(6) of the Bankruptcy Code is not applicable in these Chapter 11 Cases.

T. Best Interests of Creditors Test (11 U.S.C. § 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The Liquidation Analysis provided in the Disclosure Statement, including the methodology used and estimations and assumptions made therein, and the other evidence related thereto that was offered or adduced at the Confirmation Hearing, (i) are persuasive and credible as of the dates such analysis or evidence was prepared, presented, proffered or adduced, (ii) are based upon reasonable and sound assumptions, and (iii) establish that each holder of an impaired Claim or Equity Interest has either accepted the Plan or will receive or retain under the Plan on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtors liquidated under chapter 7 of the Bankruptcy Code on such date. Therefore, the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

U. Acceptance By the Requisite Classes of Creditors and Equity Interest Holders (11 U.S.C.§ 1129(a)(8)). Classes 5 through 8 were the only Impaired Classes entitled to vote on the Plan, and all but one of those Classes voted in sufficient number and amount to accept the Plan. Classes 1 through 4 are unimpaired under the Plan and, therefore, are deemed to have accepted the Plan. See Plan Article III. Class 5 voted to reject the Plan (the “Rejecting Class”). The Plan provides that holders of Equity Interests in Class 9 will not receive any distribution or retain any property on account of such Equity Interests, and this Class is therefore deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code (the “Deemed Rejecting Class”). Notwithstanding that section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to all Classes of Claims and Equity Interests, the Plan may be confirmed over the non-acceptance of the Deemed Rejecting Class and the Rejecting Class pursuant to Section 1129(b) of the Bankruptcy Code.

V. Treatment of Administrative Claims (11 U.S.C. § 1129(a)(9)). Article III.A of the Plan satisfies § 1129(a)(9)(A) of the Bankruptcy Code in that it provides for the payment in full in cash of Allowed Administrative Claims arising under Bankruptcy Code section 507(a)(2) or 507(a)(3); provided, however, that, as described on the record at the Confirmation Hearing, certain holders of Fee Claims have agreed to defer payment of their Fee Claims until September 1, 2013. The deferred Fee Claims shall be treated in accordance with the Plan; for the avoidance of doubt, post-Effective Date, such Fee Claims will not be secured Claims. The early payment of such deferred Fee Claims without the prior written consent of the ABL Exit Facility Agent shall constitute an “Event of Default” under the ABL Exit Facility.

W. Treatment of Priority Claims (11 U.S.C. § 1129(a)(9)). The Plan’s treatment of Administrative Claims (including Fee Claims), Other Priority Claims, Prepetition ABL Facility Claims, Prepetition Term Loan Claims and Other Secured Claims satisfies the requirements of sections 1129(a)(9)(A), (B), and (C) of the Bankruptcy Code. To the extent that there are holders of secured claims that would otherwise meet the description of an unsecured claim of a governmental unit under section 507(a)(8) of the Bankruptcy Code but for the secured status of such claim, such claims are treated as required by the Bankruptcy Code, or more favorably, under the Plan. Therefore, section 1129(a)(9)(D) of the Bankruptcy Code is inapplicable to the Plan. Accordingly, the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

X. Acceptance By at Least One Impaired Class (11 U.S.C. § 1129(a)(10)). At least one impaired Class of Claims has accepted the Plan, determined without including any acceptances of the Plan by any insider. Consequently, section 1129(a)(10) of the Bankruptcy Code is satisfied.

Y. Feasibility (11 U.S.C. § 1129(a)(11)). The information in the Plan, the Plan Supplements, the Disclosure Statement, and the Declarations, the evidence in the record of these Chapter 11 Cases, and the evidence proffered or adduced at the Confirmation Hearing, (i) are persuasive and credible, and (ii) establish that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. Therefore the Plan satisfies section 1129(a)(11) of the Bankruptcy Code.

Z. Payment of Certain Fees (11 U.S.C. § 1129(a)(12)). All fees payable on or before the Effective Date under 28 U.S.C. § 1930 either have been paid or will be paid on the Effective Date pursuant to Article XII of the Plan. On and after the Effective Date, the Debtors shall pay any and all such fees when due and payable, and, notwithstanding the deemed substantive consolidation of the Debtors called for in the Plan, each and every one of the Debtors shall remain obligated to pay quarterly fees to the Office of the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code. Accordingly, the Plan satisfies section 1129(a)(12) of the Bankruptcy Code.

AA. Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)). Article VII.F of the Plan provides for the continuation after the Effective Date of agreements and programs subject to section 1114 of the Bankruptcy Code, without prejudice to the Reorganized Debtors’ rights under applicable non-bankruptcy law to modify, amend, or terminate such arrangements. Thus, the Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

BB. No Domestic Support Obligations (11 U.S.C. § 1129(a)(14)). The Debtors are not required by a judicial or administrative order or by statute to pay a domestic support obligation. Accordingly, section 1129(a)(14) of the Bankruptcy Code is inapplicable to the Plan.

CC. Debtors are Not Individuals (11 U.S.C. § 1129(a)(15)). The Debtors are not individuals and, accordingly, section 1129(a)(15) does not apply to the Plan.

DD. No Applicable Non-Bankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)). Each Debtor is a moneyed, business or commercial corporation and accordingly, section 1129(a)(16) of the Bankruptcy Code is inapplicable to the Plan.

EE. Classification of Claims and Confirmation of Plan Over Non-Acceptance of Impaired Classes (11 U.S.C. §1129(b)). The classification and treatment of Claims in the Plan is proper pursuant to section 1122 of the Bankruptcy Code and does not discriminate unfairly pursuant to section 1129(b)(1) of the Bankruptcy Code. All of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. All Impaired Classes, other than the Deemed Rejecting Class and the Rejecting Class, voted to accept the Plan.

FF. The requirements of sections 1129(b)(1) and (b)(2) of the Bankruptcy Code are satisfied because no holders of Claims or Equity Interests junior to the holders of Claims or Equity Interests in the Deemed Rejecting Class or Rejecting Class will receive distributions under the Plan on account of such Claims or Equity Interests, and no holder of a Claim or Equity Interest in a Class senior to the holders of Claims or Equity Interests in the Deemed Rejecting Class or Rejecting Class shall receive more than full recovery on account of its Allowed Claim or Equity Interest. Accordingly, the requirements of section 1129(b) of the Bankruptcy Code are satisfied with respect to the Deemed Rejecting Class and the Rejecting Class, and the Plan may be confirmed notwithstanding the deemed rejection of the Deemed Rejecting Class and the rejection of the Plan by the Rejecting Class.

GG. Only One Plan (11 U.S.C. §1129(c)). Other than the Plan (including previous versions thereof), no other plan has been filed in the Chapter 11 Cases. As a result, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

HH. Principal Purpose of the Plan (11 U.S.C. §1129(d)). The principal purpose of the Plan is not avoidance of taxes or avoidance of the requirements of section 5 of the Securities Act of 1933, as amended, and there has been no filing by any governmental unit asserting any such attempted avoidance. Therefore, the Plan satisfies section 1129(d) of the Bankruptcy Code.

II. Good Faith Solicitation and Participation (11 U.S.C. § 1125(e)). Based on the record before the Court in the Chapter 11 Cases, including evidence adduced and presented at the Confirmation Hearing, the Debtors, the Reorganized Debtors, and the Creditors Committee, and with respect to all of the foregoing, their respective officers, directors, members, managers, attorneys and advisors, to the extent applicable, (i) have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with all their respective activities relating to the solicitation of acceptances of the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and (ii) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale or purchase of any securities under the Plan and, therefore, are not, on account of such solicitation or participation, and will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale or purchase of securities under the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in the Plan. For the avoidance of doubt, the letter from the Creditors Committee to unsecured creditors dated on or about April 24, 2013 was in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure.

JJ. Satisfaction of Confirmation Requirements. The Plan satisfies each of the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

KK. Retention of Jurisdiction. This Court may properly retain jurisdiction over the matters set forth in Article XI of the Plan and herein.

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, DECREED AND DETERMINED THAT:

1. Findings of Fact and Conclusions of Law. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein.

2. Disclosure Statement. The Disclosure Statement is approved on a final basis as containing adequate information within the meaning of section 1125 of the Bankruptcy Code, and all Disclosure Statement Objections not previously resolved or withdrawn are hereby overruled.

3. Notice of the Confirmation Hearing. Notice of the Confirmation Hearing complied with the terms of the Disclosure Statement Order, was appropriate and sufficient based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules, as modified by the Disclosure Statement Order.

4. Solicitation. The solicitation of votes on the Plan was appropriate and sufficient based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Disclosure Statement Order, and, except as modified by the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules and the Local Rules.

5. Confirmation. The Plan satisfies each of the requirements for confirmation set forth in section 1129 of the Bankruptcy Code. Therefore, the Plan is approved and confirmed under section 1129 of the Bankruptcy Code and all Confirmation Objections not previously resolved or withdrawn are hereby overruled.

6. Provisions of Plan and Order Nonseverable and Mutually Dependent. The provisions of the Plan and this Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

7. Plan Classification Controlling. The classification of Claims and Equity Interests for purposes of the Distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the holders of Claims entitled to vote on the Plan (i) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (ii) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for Distribution purposes, and (iii) shall not be binding on the Debtors, their estates, or the Reorganized Debtors.

8. Binding Effect. Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan, this Order or the ABL DIP Payoff Letter, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and this Order shall be binding on (i) the Debtors, (ii) the Reorganized Debtors, (iii) all holders of Claims against and Equity Interests in the Debtors, whether or not Impaired under the Plan and whether or not, if Impaired, such holders accepted the Plan, and (iv) each person acquiring property under the Plan.

9. Vesting of Assets. Pursuant to Article IX.C of the Plan, on the Effective Date, the property of the Debtors’ Estates shall automatically vest or revest in the Reorganized Debtors free and clear of all liens, Claims, charges or other encumbrances, except for Liens securing the Exit Facilities, and as specifically provided otherwise in the Plan or this Order.

10. Continuation of the Automatic Stay. All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

11. Exit Facilities.

(i)	ABL Exit Facility.

a.	Approval of the ABL Exit Financing Commitment Papers Under the Plan.

(1)	The Debtors’ execution and delivery of the ABL Exit Financing Commitment Papers is ratified. The ABL Exit Financing Commitment Papers shall constitute legal, valid, binding and authorized obligations of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms.

(2)	The Debtors or Reorganized Debtors, as applicable, are authorized to incur and directed to pay the expenses and any other amounts due as set forth in, and pursuant to the terms and conditions of the ABL Exit Financing Commitment Papers, including, without limitation, incurring and paying all fees required to be paid thereunder, reimbursing the Commitment Parties (as defined in the ABL Exit Financing Commitment), for their reasonable costs and expenses, and indemnifying the Commitment Parties, all on the terms and conditions set forth in the ABL Exit Financing Commitment Papers as and when they come due.

(3)	The right to receive all amounts due and owing to each of the Commitment Parties pursuant to the ABL Exit Financing Commitment Papers, including the fees as set forth in the ABL Exit Financing Commitment Papers and reimbursement of all costs and expenses incurred by the Commitment Parties in connection with the transactions contemplated thereunder, shall be entitled to priority as administrative expense claims under Sections 503(b)(l) and 507(a)(2) of the Bankruptcy Code, whether or not the ABL Exit Facility is entered into or funded. For the avoidance of doubt, the fees set forth in the ABL Fee Letters are payable only upon the closing of the ABL Exit Facility, in accordance with the terms of such ABL Fee Letters.

b.	Approval of ABL Exit Financing Under Plan.

(1)	The terms of the ABL Exit Facility are approved. The Debtors or Reorganized Debtors, as applicable, are authorized, without further approval of the Bankruptcy Court or any other party, to enter into, execute, deliver and perform their obligations under the revolving credit agreement, guarantees, security agreements and other documents (collectively, the “ABL Exit Financing Documents”) with terms and provisions substantially consistent with those contained in the ABL Exit Financing Commitment Papers, with such changes as may be agreed between the Debtors, the ABL Exit Facility Agent and the ABL Exit Facility lenders, as necessary or appropriate to effect the ABL Exit Facility in accordance with the Plan.

(2)	The ABL Exit Financing Documents shall constitute legal, valid, binding and authorized obligations of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms, and shall create the security interests and liens purported to be created thereby. The priorities of such security interests and liens shall be as set forth in the intercreditor agreement and other definitive documentation executed in connection with the Exit Facilities. Such security interests and liens shall not otherwise be subject to subordination or otherwise avoidable.

(3)	In no event shall any fees paid in connection with the ABL Exit Financing Commitment Papers or the ABL Exit Facility be subject to recovery from the ABL Exit Facility Agent, the arrangers under the ABL Exit Facility or the ABL Exit Facility lenders.

(4)

The ABL Exit Facility Agent is authorized to file or record at any time, and from time to time, such financing statements, trademark filings, copyright filings, mortgages, notices of lien or other security documents naming the ABL Exit Facility Agent, as secured party for the benefit of the Secured Parties (as defined in the ABL Exit Financing Documents), and each Loan Party, as debtor, as the ABL Exit Facility Agent may require, together with any amendments or continuations with respect thereto, and to take possession of or control over, or take any action in order to validate and perfect the liens and security interests granted under the ABL Exit Facility. The

Debtors or the Reorganized Debtors, as applicable, shall execute and deliver to the ABL Exit Facility Agent all such agreements, financing statements, instruments and other documents that the ABL Exit Facility Agent may reasonably request to more fully evidence, confirm, validate, perfect, preserve and enforce the ABL Exit Facility and the security interests arising thereunder. All such documents shall be deemed to have been recorded and filed as of the Effective Date.

(ii)	Exit Term Facility.

a.	Approval of the Term Loan Letters Under the Plan.

(1)	The Debtors’ execution and delivery of the Term Loan Exit Letters is ratified. The Term Loan Exit Letters shall constitute legal, valid, binding and authorized obligations of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms.

(2)	The Debtors or Reorganized Debtors, as applicable, are authorized to incur and directed to pay the fees and expenses and any other amounts due as set forth in, and pursuant to the terms and conditions of the Term Loan Exit Letters, as and when they come due.

(3)	The right to receive all amounts due and owing pursuant to the Term Loan Exit Letters, including the fees as set forth in the Term Loan Exit Letters and reimbursement of all costs and expenses incurred in connection with the transactions contemplated thereunder, shall be entitled to priority as administrative expense claims under Sections 503(b)(l) and 507(a)(2) of the Bankruptcy Code, whether or not the Term Loan Exit Facility is entered into or funded. For the avoidance of doubt, the fees set forth in the Term Loan Exit Letters are payable only upon the closing of the Term Loan Exit Facility in accordance with the terms of such Term Loan Exit Letters.

b.	Approval of Term Loan Facility Under Plan.

(1)

The terms of the Term Loan Exit Facility are hereby approved. The Debtors or Reorganized Debtors, as applicable, are authorized, without further approval of the Court or notice to any other party, to enter into, execute, deliver and fully perform their obligations under the Term Loan Exit Credit Agreement and all other documents and agreements contemplated under the Term Loan Exit Facility (collectively, the “Term Loan Exit Facility Documents”), including without limitation the execution and recordation of security agreements, mortgages and financing statements and to pay all fees set forth therein, or the execution and performance under any waivers, consents or other modifications and amendments to the Term Loan Exit Facility Documents.

(2)	Upon execution thereof, the Term Exit Facility Documents shall constitute legal, valid, binding and authorized obligations of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms, and shall create the security interests and liens purported to be created thereby. The priorities of such security interests and liens shall be as set forth in the intercreditor agreement and other definitive documentation executed in connection with the Term Loan Exit Facility. Such security interests and liens shall not otherwise be subject to subordination or otherwise avoidable.

(3)	In no event shall any fees paid in connection with the Term Loan Exit Letters or the Term Loan Exit Facility be subject to recovery from the Term Loan Exit Agent, the Term Loan Exit Arranger or the Term Loan Exit Facility lenders.

(4)	The Term Loan Exit Agent is authorized to file or record at any time, and from time to time, such financing statements, trademark filings, copyright filings, mortgages, notices of lien or other security documents naming the Term Loan Exit Agent, as secured party for the benefit of the Secured Parties (as defined in the Term Loan Exit Facility Documents), and each Loan Party (as defined in the Term Loan Exit Facility Documents), as debtor, as the Term Loan Exit Facility Agent may require, together with any amendments or continuations with respect thereto, and to take possession of or control over, or take any action in order to validate and perfect the liens and security interests granted under the Term Loan Exit Facility. The Debtors and the Reorganized Debtors shall execute and deliver to the Term Loan Exit Agent all such agreements, financing statements, instruments and other documents that the Term Loan Exit Agent may reasonably request to more fully evidence, confirm, validate, perfect, preserve and enforce the Term Loan Exit Facility and the security interests arising thereunder. All such documents will be deemed to have been recorded and filed as of the Effective Date.

(iii)	Jurisdiction with Respect to the Exit Facilities. Notwithstanding anything to the contrary in this Order or the Plan, the Court’s retention of jurisdiction shall not govern the enforcement of the Exit Facilities or the documents executed in connection therewith or any liens, rights or remedies related thereto except to the extent that this Order has been vacated or reversed, but instead, such enforcement shall be governed as set forth in the Exit Facilities.

12. Insurance. Pursuant to Article VII.H of the Plan, the Debtors’ discharge and release from all Claims as provided in the Plan, except as necessary to be consistent with the Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors, the Reorganized Debtors (including, without limitation, their senior executive officers and current and former directors) or any other person or entity. The Debtors shall maintain tail coverage under their existing directors’ and officers’ liability insurance policies covering their senior executive officers and current directors for any and all Claims brought against them, which coverage shall extend for a period of not less than 6 years after the Effective Date.

13. Securities to be Issued Pursuant to the Plan. On the Effective Date, Reorganized SSI shall issue for distribution the New SSI Common Stock pursuant to the terms of the Plan and the Plan Supplement Documents. The record date for such distribution shall be the Effective Date of the Plan. On the Effective Date, Equity Interests in the Subsidiaries shall be deemed canceled and extinguished and shall be of no further force and effect, whether surrendered for cancelation or otherwise. On the Effective Date, each Reorganized Subsidiary shall be deemed to issue and distribute the New Subsidiary Equity Interests. The ownership and terms of the New Subsidiary Equity Interests in the Reorganized Subsidiaries shall be the same as the ownership and terms of the Equity Interests in the Subsidiaries immediately prior to the Effective Date, unless otherwise provided in the Plan Supplement.

14. Cancelation and Surrender of Existing Securities and Agreements. On the Effective Date, except as otherwise specifically provided for in the Plan, (1) the obligations of the Debtors under the Notes Indenture and any other certificate, share, note, bond, indenture, purchase right, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest, equity, or profits interest in the Debtors or any warrants, options, or other securities exercisable or exchangeable for, or convertible into, debt, equity, ownership, or profits interests in the Debtors giving rise to any Claim or Equity Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan), shall be canceled as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be fully released, settled, and compromised except as expressly provided herein; provided, however, that notwithstanding the occurrence of the Effective Date, any such agreement that governs the rights of the holder of a Claim or Equity Interest shall continue in effect solely for purposes of allowing such Holders to receive distributions under the Plan as provided herein; provided, further, that notwithstanding the foregoing and anything else contained in the Plan, the Notes Indenture will continue in effect solely for the purposes of (i) allowing Distributions to be made under the Plan pursuant to the Notes Indenture and for the Notes Indenture Trustee to perform such other necessary functions with respect thereto and to have the benefit of all the protections and other provisions of the Notes Indenture in doing so; (ii) preserving any rights of the Notes Indenture Trustee to indemnification or contribution from the Noteholders pursuant and subject to the terms of the Notes Indenture as in effect on the Effective Date; and (iii) permitting the Notes Indenture Trustee to maintain or assert any right or charging lien it may have against distributions pursuant to the terms of the Plan to recover unpaid fees and expenses (including the fees and expenses of their counsel, agents, and advisors) of the Notes Indenture Trustee. On and after the Effective Date, all duties and responsibilities of the Notes Indenture Trustee under the Notes Indenture shall be discharged except to the extent required in order to effectuate the Plan. On the Effective Date, except to the extent otherwise provided herein, the Notes Indenture shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be fully released, settled, and compromised.

15. Conversion of State of Incorporation. Pursuant to and consistent with Article V of the Plan, School Specialty, Inc., a Wisconsin corporation (“SSI-WI”) is hereby authorized to form a new Delaware corporation which shall be a wholly-owned subsidiary of SSI-WI (“SSI-DE”), and the merger of SSI-WI into SSI-DE, as described in the Summary of Proposed Reincorporation Transactions and Other Implementation Steps for School Specialty, Inc., which was filed as Exhibit A to the Notice of Filing of Fourth Amended Supplement to Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1143], is hereby approved in lieu of approval pursuant to Section 180.1103 or Section 180.1104 of the Wisconsin Business Corporation Law and may be effectuated by any of the officers of SSI-WI without further action by the directors or shareholders of SSI-WI. From and after the Effective Date, “Reorganized SSI” as defined in the Plan shall mean SSI-DE, the surviving entity in the merger.

16. Assumed and Rejected Contracts and Leases. To the extent not (i) assumed in the Chapter 11 Cases prior to the Confirmation Date, (ii) rejected in the Chapter 11 Cases prior to the Confirmation Date, (iii) subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date, or (iv) specifically rejected pursuant to the Plan or the Plan Supplements, as set forth in Article VII.A of the Plan, each executory contract and unexpired lease that exists between any Debtor and any Person is specifically assumed by the Debtor that is a party to such executory contract or unexpired lease as of and subject to the Effective Date pursuant to the Plan and in accordance with sections 365 and 1123 of the Bankruptcy Code.

17. Discharges, Injunctions, Releases, Exculpations and Indemnifications Approved. In light of all of the circumstances and the record in these Chapter 11 Cases, including the evidenced proffered or addressed at the Confirmation Hearing and the Declarations, and the arguments set forth in the Confirmation Memorandum, each of the discharges, releases, injunctions, indemnifications and exculpations provided under the Plan, including, without limitation, those set forth in Article IX of the Plan, is hereby approved; provided, however, that, notwithstanding anything contained in Article IX.I of the Plan or this Order, the Released Parties are as follows: (a) the Debtors and all of their respective officers, directors, and employees; (b) all of the Debtors’ advisors, attorneys, financial advisors, accountants, and other professionals, who served in such capacities on or after the Petition Date and who have agreed to defer payment of their Fee Claims pursuant to Article III.B.3 of the Plan; (c) (i) the Ad Hoc DIP Agents, (ii) the Ad Hoc DIP Collateral Agents, and (iii) the Notes Indenture Trustee and its counsel, (d) officers, directors, principals, members, employees, partners, subsidiaries, affiliates, advisors, attorneys, financial advisors, accountants, and other professionals of each of the Ad Hoc DIP Agents, the Ad Hoc DIP Collateral Agents; (e) the Ad

Hoc DIP Lenders, and (f) officers, directors, principals, members, employees, partners, subsidiaries, affiliates, advisors, attorneys, financial advisors, accountants and other legal professionals of the Ad Hoc DIP Lenders. In addition, effective upon the Effective Date, the Debtors hereby grant a general release of any and all claims and causes of action that could have been asserted under or in connection with the ABL DIP Facility and the Bayside DIP Facility.

18. Environmental Claims. Nothing in this Confirmation Order or the Plan discharges, releases, precludes, or enjoins: (i) any environmental liability to any Governmental Unit that is not a Claim; (ii) any environmental Claim of a Governmental Unit arising on or after the Confirmation Date; (iii) any environmental liability to a Governmental Unit on the part of any entity as the owner or operator of property after the Confirmation Date; or (iv) any environmental liability to a Governmental Unit on the part of any Person other than the Debtors or Reorganized Debtors. Nor shall anything in this Confirmation Order or the Plan enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence. Nothing in this Confirmation Order or the Plan divests any tribunal of any jurisdiction it may have under environmental law to adjudicate any defense asserted under this Confirmation Order.

19. GE Capital Information Technology Solutions, Inc. The Leases between the Debtors and GE Capital Information Technology Solutions, Inc. f/d/b/a IKON Financial Services shall be assumed pursuant to 11 U.S.C. Section 365 in accordance with and pursuant to the terms of the separately executed Stipulation between Debtors and GE Capital Information Technology Solutions, Inc. Regarding Assumption of Executory Contracts, which Stipulation (including the cure amounts and lease modifications set forth therein) was filed with the Court [Docket No. 1138], is hereby approved in its entirety as an Order of this Court.

20. CIT Technology Financing Services, Inc. The Lease between the Debtors and CIT Technology Financing Services, Inc. (“CIT”) shall be assumed pursuant to 11 U.S.C. § 365 in accordance with and pursuant to the terms of the separately executed letter agreement between Debtors and CIT.

21. BIC USA Inc. Notwithstanding anything contained herein or in the Plan, upon the occurrence of the Effective Date, all of the setoff rights and/or recoupment rights of BIC USA Inc., if any, are hereby expressly preserved.

22. Level 3 Communications and Global Crossing Communications. The Debtors and Global Crossing Telecommunications, Inc. (“Global Crossing”), a wholly-owned subsidiary of Level 3 Communications, are parties to that certain Master Services Agreement, dated February 21, 2002 (as amended, the “MSA”). The Debtors have proposed to assume the MSA. In connection with same, the Debtors and Global Crossing have agreed that the Cure Amount relating to the MSA is $44,262.06.

23. Designation of Directors Approved. As of the Effective Date, the existing directors of the Debtors shall be removed and the initial board of directors of Reorganized SSI and the Reorganized Subsidiaries shall be comprised of those individuals identified in the Plan Supplements. Such appointment and designation is approved and ratified as being in the best interests of the Debtors and Creditors and consistent with public policy. Such directors hereby are deemed elected and appointed to serve in their respective capacities as of the Effective Date without further action of the Court, the Reorganized Debtors or their Equity Interest holders.

24. Deemed Substantive Consolidation Approved. The substantive consolidation of all of the Debtors for purposes of the Plan and the Distributions to be made pursuant to the Plan is approved such that, upon the Effective Date, (i) all assets and liabilities of the substantively consolidated Debtors will be deemed to be merged solely for purposes of the Plan and Distributions to be made thereunder, (ii) the obligations of each Debtor will be deemed to be the obligation of the substantively consolidated Debtors solely for purposes of the Plan and Distributions thereunder, (iii) any Claims filed or to be filed in connection with any such obligations will be deemed Claims against the substantively consolidated Debtors and their estates, (iv) each Claim filed in the Chapter 11 Case of any Debtor will be deemed filed against the Debtors in the consolidated Chapter 11 Cases in accordance with the substantive consolidation of the assets and liabilities of the Debtors, (v) all transfers, disbursements and distributions made by any Debtor under the Plan will be deemed to be made by the substantively consolidated Debtors, and (vi) all guarantees of the Debtors of the obligations of any other Debtors shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the substantively consolidated Debtors and their Estates. Holders of Allowed Claims in each Class shall be entitled to their share of assets available for distribution to such Class without regard to which Debtor was originally liable for such Claim.

25. General Authorizations. Pursuant to section 1142(b) of the Bankruptcy Code, the Debtors, the Reorganized Debtors, and all other necessary parties are authorized and empowered to (x) execute and deliver any instrument, agreement or document and (y) perform any act that is necessary, desirable, or required to comply with the terms and conditions of the Plan and this Order and consummation of the Plan, and are authorized and empowered, without limitation, to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, and other agreements or documents created in connection with the Plan, including, without limitation, entering into each of the Plan Supplement Documents.

26. Plan Supplement Documents Approved. The forms, terms and provisions of each of the Plan Supplement Documents filed with this Court are hereby approved. The Debtors are hereby authorized to amend any of the Plan Supplement Documents through and including the Effective Date in a manner consistent with the Plan, subject to the consent of the Required Ad Hoc DIP Lenders, the Creditors Committee, and/or the ABL Co-Collateral Agents, to the extent required by the Plan. Each of the Plan Supplement Documents and the ABL DIP Payoff Letter shall constitute a legal, valid, binding and authorized obligation of the respective parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by any bankruptcy or insolvency proceeding filed by any party thereto subsequent to the date of the execution of such document).

27. Appointment of Ombudsman. Alan D. Halperin, of the law firm Halperin Battaglia Raicht, LLP, is hereby appointed as Ombudsman as described and set forth in more detail in Article V.I.4 of the Plan and the Plan Supplement Documents. The Ombudsman is hereby authorized and empowered to take any and all actions necessary or appropriate to perform the duties and exercise the powers and rights of the Ombudsman contemplated by the Plan and the Plan Supplement Documents, including, without limitation, to (a) monitor the Trade Election, (b) mediate and resolve any disputes arising therefrom concerning the provision of Customary Trade Terms and any breach thereof, (c) resolve any disputes concerning the Distributions to be made to holders of Claims in Classes 5 and 6, and in the event a consensual resolution cannot be reached, seek judicial determination of any such dispute, including the filing of motions on behalf of and representing holders of such Claims in Court, and (d) pursue remedies of other protections to ensure the provisions of Article V.I and the treatment afforded to holders of Allowed Claims in Classes 5 and 6 are adhered to, as may be appropriate.

28. Authorizations. The Debtors are authorized, empowered, and directed to take any and all actions necessary or desirable to implement the transactions contemplated by the Plan and this Order, all without further corporate action or action of the Debtors’ directors or stockholders, including the removal on the Effective Date of the board of directors or other similar governing body of the Debtors and the appointment, on the Effective Date, of the directors and officers of Reorganized SSI and each Reorganized Subsidiary, the adoption of the amended articles of incorporation and bylaws and other amended and restated governing documents.

29. Exemption From Transfer Taxes. Pursuant to, and to the fullest extent permitted by, section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange under the Plan of New Equity and the security interests in favor of the lenders under the Exit Facilities, (b) the making or assignment of any lease or sublease, or (c) the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan shall not be subject to any stamp tax or other similar tax. The Debtors are hereby authorized to deliver a notice or short form of this Confirmation Order to any state recording officer to the effect that such officer must accept for filing such security interests without charging any stamp tax or other similar tax or fee within the scope of Section 1146(a).

30. Bar Date for Administrative Claims. All holders of asserted Administrative Claims, (except for (i) Fee Claims, (ii) Ordinary Course Administrative Claims, (iii) the fees and expenses of the professionals of the Prepetition Agents under the Prepetition Facilities and the DIP Agents, Bayside DIP Agent, DIP Lenders under the DIP Facilities, and Notes Indenture Trustee, (iv) DIP Financing Claims, and (v) any governmental claim pursuant to section 503(b)(1)(B) – (D), as set forth in Local Rule 3002-1(a)) not paid prior to the Confirmation Date shall submit proofs of such Administrative Claims on or before the first business day that is 30 days after service of notice of the Effective Date (the “Administrative Claims Bar Date”) or forever be barred from doing so and from receiving payment thereof. The Disbursing Agent and/or the Reorganized Debtors shall have 120 days (or such longer period as may be allowed by order of the Court, which may be entered without notice or a hearing) following the Administrative Claims Bar Date to review and object to all Administrative Claims. In the event that the Reorganized Debtors object to an Administrative Claim, the Court shall determine the Allowed amount of such Administrative Claim.

31. Bar Date for Rejected Contracts. All Claims for damages arising from the rejection of executory contracts or unexpired leases must be filed with the Court in accordance with the terms of the order authorizing such rejection, but in no event later than 30 days after service of notice of the Effective Date (unless rejected at a later date as a result of a disputed cure amount as set forth in Article VII.C of the Plan). Any Claims not filed within such time will be forever barred from assertion against the Debtors, their respective Estates and the Reorganized Debtors. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as General Unsecured Claims.

32. Fee Claims. All requests for compensation or reimbursement of Fee Claims pursuant to sections 327, 328, 330, 331, 503 or 1103 of the Bankruptcy Code (other than Fee Claims of the DIP Agents, the Bayside DIP Agent and DIP Lenders, all of which shall be paid without the need for filing any motions, fee applications or other request for payment as provided in the Final Orders approving the DIP Facilities or as otherwise set forth in the ABL DIP Payoff Letter) for services rendered prior to the Effective Date shall be filed and served on the Reorganized Debtors, counsel to the Reorganized Debtors, the United States Trustee, counsel to the DIP Agents and counsel to the Creditors Committee and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Court, no later than 30 days after the Effective Date, unless the Reorganized Debtors agree otherwise. Holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims and that do not file and serve such applications by the required deadline shall be forever barred, stopped and estopped from asserting such Claims against the Debtors, the Reorganized Debtors or their respective properties and Estates, and such Fee Claims (other than the Fee Claims of the DIP Agents and DIP Lenders) shall be deemed discharged as of the Effective Date. Objections to any Fee Claims must be filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors, counsel to the Creditors Committee and the requesting party no later than 51 days after the Effective Date, unless the Reorganized Debtors agree otherwise.

33. Fee Claim Estimate. Except as otherwise set forth in the ABL DIP Payoff Letter, the Professionals, counsel to the DIP Agents and counsel to the DIP Lenders were to have estimated their Fee Claims incurred but unpaid through the Effective Date and were to have delivered such estimate to the Debtors, counsel to the Ad Hoc DIP Lenders and counsel to the Creditors Committee no later than 5 days prior to the anticipated Confirmation Date. If a Professional or counsel to the DIP Agents did not provide an estimate, the Debtors may estimate the unbilled fees and expenses of such Professional or counsel. Except as otherwise set forth in the ABL DIP Payoff Letter, the total amount of Fee Claims of Professionals so estimated as of the Confirmation Date and the estimated Fee Claims of the DIP Agents and the DIP Lenders incurred but unpaid through the Effective Date shall comprise the Fee Claim Reserve Amount. On the Effective Date, the Debtors shall establish and fund the Fee Claims Account with Cash equal to the aggregate Fee Claim Reserve Amount. The amount of Fee Claims (i) owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Fee Claims Account when such Claims are Allowed by a Final Order and (ii) owing to the DIP Agents and the DIP Lenders shall be paid in Cash from the funds held in the Fee Claims Account or otherwise as provided in the Final Orders approving the DIP Facilities or the ABL DIP Payoff Letter. Notwithstanding the foregoing, to the extent that certain Professionals agree to defer the payment of their Fee Claims to September 1, 2013, the Reorganized Debtors will not fund the Fee Claim Reserve Account in accordance with Article III.B.2 of the Plan on account of such Claims. However, if on September 1, 2013, a Final Order has not been entered on account of the Fee Claims that have been deferred, the Reorganized Debtors shall fund the Fee Claims Account with Cash equal to the aggregate of such unpaid amounts, to be held in the Fee Claims Account until such time that the Claims are Allowed by a Final Order. For the avoidance of doubt, the Fee Claims Account shall be free and clear of any and all liens, claims, pledges, charges, or encumbrances, including the Liens securing the Exit Facilities.

34. Payment of Fees and Post-Confirmation Reporting. All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors. On or after the Effective Date, the Debtors shall pay any and all such fees when due and payable, and shall file with the Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Notwithstanding the deemed substantive consolidation of the Debtors called for in the Plan, each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code. The U.S. Trustee shall not be required to file a request for payment of its quarterly fees, which shall be deemed an administrative expense claim against the Debtors and their Estates.

35. Payment of Committee Members’ Attorneys’ Fees. The Reorganized Debtors shall pay the reasonable attorneys’ fees incurred by, respectively, Intragrated Resources Holdings Inc./A.T. Clayton & Co. (up to a maximum amount of $40,000) and S.P. Richards Company (up to a maximum amount of $15,000), to the extent that such fees were incurred by

Intragrated Resources Holdings Inc./A.T. Clayton & Co. and S.P. Richards Company in their respective capacities as members of the Creditors Committee. After the Effective Date, Intragrated Resources Holdings Inc./A.T. Clayton & Co. and S.P. Richards Company shall each submit to the Reorganized Debtors invoices for such fees, redacted to protect confidential information. The Reorganized Debtors shall pay the fees reflected on such invoices within 30 days of receipt thereof. Unredacted copies of all such invoices shall be provided to the Office of the U.S. Trustee, who shall have an opportunity to review and raise objections, if any, on the grounds of reasonableness. The providing of such unredacted copies shall not waive attorney-client privilege or any other privilege, and the Office of the U.S. Trustee shall keep unredacted copies confidential pursuant to sections 107(c)(1) and (3)(B) of the Bankruptcy Code.

36. Continued Corporate Existence. The Debtors, as Reorganized Debtors, shall continue to exist after the Effective Date with all powers of a corporation or limited liability company, as the case may be, under the laws of the respective states governing their formation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law, except as such rights may be limited and conditioned by the Plan and the documents and instruments executed and delivered in connection therewith, including the ABL Exit Financing Documents and the Term Loan Exit Facility Documents. In addition, the Reorganized Debtors may operate their business free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules or by the Court, subject only to the terms and conditions of the Plan as well as the documents and instruments executed and delivered in connection therewith, including without limitation, the documents and instruments included in the Plan Supplement and the ABL Exit Financing Documents and the Term Loan Exit Facility Documents.

37. Trade Election. The Reorganized Debtors shall engage in good faith negotiations of Customary Trade Terms with holders of Trade Unsecured Claims and shall make available to all holders of Trade Unsecured Claims that have been offered, and have agreed to, Customary Trade Terms the treatment specified in the Plan for members of Class 6. Trade Claimants shall be relieved of their obligation to provide Customary Trade Terms through the Trade Payment Period, without forfeiting the Trade Payment, if the Reorganized Debtors (i) are in payment default or default of any of the financial covenants in the Exit Facilities (or any refinancings thereof) after the expiration of any applicable cure periods (regardless of whether such defaults are waived or a forbearance agreement is entered into with respect thereto) or (ii) breach the agreed-upon Customary Trade Terms by the Reorganized Debtors by failing to comply with their payment obligations to the Trade Claimant. Distributions to holders of Allowed General Unsecured Claims and Allowed Trade Unsecured Claims in Classes 5 and 6 shall accelerate upon a Change of Control and shall be paid upon consummation of the Change of Control, subject to the conditions set forth in Article V.I.6 of the Plan. Distributions to holders of Allowed General Unsecured Claims and Allowed Trade Unsecured Claims (other than the Trade Payment to Trade Claimants) in Classes 5 and 6 shall be freely transferable upon written notice to the Reorganized Debtors and the Ombudsman. Prior to the expiration of the Trade Payment Period, the Trade Claimant’s entitlement to the Trade Payment shall be freely transferable at any time with the prior written consent of the Reorganized Debtors and the Ombudsman, such consent not to be unreasonably withheld or delayed. After the Trade Payment Period, the Trade Claimant’s entitlement to the Trade Payment shall be freely transferable upon written notice to the Reorganized Debtors and the Ombudsman.

38. Dissolution of Creditors Committee. The Creditors Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code. On the Effective Date, the Creditors Committee shall be dissolved automatically and its members shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation, and the retention or employment of the Creditors Committee’s attorneys, financial advisors, and other agents shall terminate as of the Effective Date; provided, however, (i) such dissolution shall be stayed until the later of (a) the entry of a final, non-appealable order disposing of the Prepetition Escrowed Amounts, (b) entry of a final, non-appealable order disposing of any other claim asserted by the Creditors Committee against Bayside, and (c) resolution of any and all Objections to Claims in accordance with Article VI.C.2 of the Plan, and (ii) such attorneys and financial advisors shall be entitled to pursue their own Fee Claims and represent the Creditors Committee in connection with the review of and the right to be heard in connection with all Fee Claims. For the avoidance of doubt, from and after the Effective Date, the Creditors Committee shall be authorized to continue to act in connection with (i) the litigation regarding the Prepetition Escrowed Amount, including the appeal pending as of the date hereof, and the complaint filed by the Creditors Committee on April 3, 2013 (The Official Committee of Unsecured Creditors of School Specialty, Inc. and its Affiliated Debtors v. Bayside Finance, LLC et al.) (Adv. Pro. No. 13-50923) until the entry of a final, non-appealable order disposing of each of the forgoing, (ii) consulting with the Reorganized Debtors with respect to (a) filing objections to or otherwise contesting the allowance of Claims and (b) litigating, settling, or withdrawing objections to, or other proceedings contesting the allowance of, Claims, and (iii) pursuing the Fee Claims of the attorneys and financial advisors to the Creditors Committee and reviewing and being heard in connection with all Fee Claims.

39. Preservation of Causes of Action. The Reorganized Debtors shall retain all Causes of Action, other than as expressly provided in Article IX.F of the Plan. Except as expressly provided in the Plan or this Order, nothing contained in the Plan or this Order shall be deemed a waiver or relinquishment of any Claim, Causes of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date that is not specifically waived or relinquished by the Plan. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such Claims, Causes of Action, rights of setoff and other legal or equitable defenses that the Debtors had immediately prior to the Petition Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights respecting any Claim that are not specifically waived or relinquished by the Plan may be asserted after the Effective Date by the Reorganized Debtors to the same extent as if the Chapter 11 Cases had not been commenced. As of the Effective Date, all potential Causes of Action under Chapter 5 of the Bankruptcy Code related to payments by the Debtors to holders of General Unsecured Claims, Trade Unsecured Claims, and Convenience Claims shall be and hereby are waived by the Debtors and the Reorganized Debtors.

40. Administrative Claims Incurred After the Effective Date. Administrative Claims incurred by the Reorganized Debtors after the Effective Date including (without limitation) Claims for Professionals’ fees and expenses incurred after such date, may be paid by the Reorganized Debtors in the ordinary course of business and without application for or Court approval, subject to any agreements with any claim holders.

41. Revocation, Withdrawal, or Non-Consummation. Subject to the terms of, and without prejudice to the rights of any party, the Debtors (with the consent of the Required Ad Hoc DIP Lenders and the Creditors Committee) reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date. If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Effective Date does not occur, the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any

Claim or Equity Interest or Class of Claims or Equity Interests), the assumption or rejection of executory contracts, unexpired leases, or benefit plans effected by the Plan, any release, exculpation or indemnification provided for in the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims by or against or Equity Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

42. Retention of Jurisdiction. The Court shall have exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, section 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the purposes set forth in Article XI of the Plan.

43. Acceptance and Execution of Plan Supplement Documents. Each and every federal, state and local governmental agency or department is hereby authorized and directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Plan and the Plan Supplement Documents (in substantially the forms filed with the Court), including, without limitation, documents and instruments for recording in county and state offices where any Plan Supplement Document may need to be filed in order to effectuate the Plan or this Order.

44. Confirmation Objections.

(i)

Texas Comptroller of Public Accounts and Michigan Department of Treasury. Notwithstanding anything else to the contrary in the Plan, the Confirmation Order or any other Order of the Court, these provisions govern the treatment of the Claims of the Texas Comptroller of Public Accounts (“Texas Comptroller”) and the Michigan Department of Treasury (“Treasury” and, together with the Texas Comptroller, the “Taxing Authorities”): (1) the Taxing Authorities’ rights of setoff are expressly preserved and shall not be altered or impaired; (2) the Priority Tax Claims of the Taxing Authorities shall be paid in five annual installment payments, the first payment of which shall be on the later to occur of the Effective Date (or as soon as is practicable thereafter) and the date that each Taxing Authorities’ Priority Tax Claim becomes an Allowed Priority Tax Claim; (3) any objections to the Taxing Authorities’ claims shall be filed within 90 days from the Effective Date of the Plan or such later date as may be agreed to by the Debtors (or Reorganized Debtors) and the applicable Taxing Authority evidenced by a stipulation signed by the parties; (4) the Priority Tax Claims of the Taxing Authorities shall be paid post-confirmation interest in accordance with 11 U.S.C. §§ 1129(a)(9)(C)(i) and 511; (5) the rights of the Taxing Authorities to pursue any non-debtor third parties for tax debts or claims are expressly preserved and shall not be altered or impaired; (6) the failure to make a payment when due under the Plan or any payment agreement made pursuant to the Plan shall constitute an event of default (“Event of Default”). If an Event of Default is not cured within ten (10) days after the receipt of written notice of default from the Taxing Authorities, then the Taxing Authorities may: (a) accelerate all claims and indebtedness due; (b) exercise any and all rights and remedies available under applicable non-bankruptcy law; or (c) seek such relief as may be appropriate from the Bankruptcy Court. The provisions of the Plan and Confirmation Order supplement these terms to the extent that they are not inconsistent with the specific provisions set forth herein.

(ii)	Milam County, Texas. Notwithstanding anything to the contrary in either the Plan or this Order the Reorganized Debtors shall pay the 2013 property taxes to Milam County, Texas and the Cameron Independent School District in the ordinary course of business.

(iii)

Internal Revenue Service. Notwithstanding any provision to the contrary in the Plan, this Order, and any implementing Plan documents, nothing shall: (1) affect the ability of the Internal Revenue Service (“IRS”) to pursue any non-debtors to the extent allowed by non-bankruptcy law for any liabilities that may be related to any federal tax liabilities owed by the Debtors or the Debtors’ Estates; (2) affect the rights of the IRS to assert setoff and recoupment and such rights are expressly preserved, or affect the rights of the Debtors or Reorganized Debtors to object to any such asserted setoff or recoupment; (3) discharge any claim of the IRS described in section 1141(d)(6) of the Bankruptcy Code; or (4) require the IRS to file an administrative claim in order to receive payment for any liability described in sections

503(b)(1)(B) and (C) of the Bankruptcy Code. To the extent the IRS Priority Tax Claims (including any penalties, interest or additions to tax entitled to priority under the Bankruptcy Code), if any, are not paid in full in cash on the Effective Date, the IRS Priority Tax Claims shall accrue interest commencing on the Effective Date at the rate and method set forth in 26 U.S.C. §§ 6621 and 6622. IRS administrative expense claims shall accrue interest and penalties as provided by non-bankruptcy law until paid in full. The Bankruptcy Court may retain jurisdiction, but not exclusive jurisdiction, over IRS claims and issues arising therefrom to the extent allowed by applicable non-bankruptcy federal law.

(iv)	Comerica Bank. Under a Consent Order Granting Motion of Comerica Bank for Relief from the Automatic Stay dated February 25, 2013 [Docket No. 276] (“Comerica Lift Stay Order”), Comerica Bank was granted relief from the automatic stay to reimburse itself from funds in Business Money Market Account No. 1852879814 (the “Pledged Comerica Account”) (a) in the event that letter of credit No. 5183 issued to DEI SCEP (“LC No. 5183”) is properly drawn in accordance with its terms; and (b) to pay or reimburse itself, from funds in the Pledged Comerica Account, any fees and expenses that Comerica is entitled to from the Debtors under the terms of the Travelers Agreement or the DEI CSEP Agreement (both as defined in the motion for relief from the automatic stay filed by Comerica Bank on February 6, 2013), including interest and legal fees and expenses. Nothing in the Plan, in the Order confirming the Plan, or in the orders or documents executed in connection with the Exit Financing shall (i) diminish or in any way impair the reimbursement rights of Comerica Bank as described in the previous sentence and in the Comerica Lift Stay Order, nor (ii) grant to any person or entity a lien on the Pledged Comerica Account that is pari passu with, or senior to, the interest of Comerica in the Pledged Comerica Account. To the extent LC No. 5183 is surrendered, expires or is otherwise terminated without being properly drawn in accordance with its terms, Comerica Bank shall promptly thereafter return to the Debtors any funds remaining in the account after the reimbursement permitted under the first sentence of this paragraph and in the Comerica Lift Stay Order.

(v)

Tennessee Department of Revenue. Notwithstanding anything else to the contrary in the Plan, the Confirmation Order or any other Order of the Court, these provisions govern the treatment of the Claims of the Tennessee Department of Revenue (“TDOR”): (1) the Priority Tax Claims of the TDOR shall be paid post-confirmation interest in accordance with 11 U.S.C.

§§ 1129(a)(9)(C)(i) and 511; and (2) the failure to make a payment when due under the Plan or any payment agreement made pursuant to the Plan shall constitute an event of default (“Event of Default”). If an Event of Default is not cured within ten (10) days after the receipt of written notice of default from the TDOR, then the TDOR may: (a) accelerate all claims and indebtedness due; (b) exercise any and all rights and remedies available under applicable non-bankruptcy law; or (c) seek such relief as may be appropriate from the Bankruptcy Court. The provisions of the Plan and Confirmation Order supplement these terms to the extent that they are not inconsistent with the specific provisions set forth herein.

(vi)	Mid Valley Packaging & Supply Co. Notwithstanding anything to the contrary in the Plan or this Order, upon entry of this Order and the occurrence of the Effective Date, Gahvejian Enterprises, Inc. d/b/a/ Mid Valley Packaging & Supply Co. (“Mid Valley Packaging”) may retrieve the following equipment (the “Equipment”): 2 Ranpak FillPak Converters and 5 Ranpak FillPak TT Converters loaned by Mid Valley Packaging to School Specialty, Inc. To the extent necessary, upon the occurrence of the Effective Date, the automatic stay is hereby modified to permit Mid Valley Packaging to retrieve possession of the Equipment from the Debtors.

45.	Section 365 of the Bankruptcy Code is Satisfied.

(i)	Section 365 of the Bankruptcy Code has been satisfied and the Debtors have provided adequate assurance of future performance as required thereunder with respect to the executory contracts and unexpired leases to be assumed under the Plan.

(ii)

Cure Amounts. Except to the extent a timely objection has already been filed, each non-Debtor party to an executory contract or unexpired lease to be assumed pursuant to the Plan is deemed to have consented to the assumption of such executory contract or unexpired lease and the cure amount previously disclosed by the Debtors and such parties are barred from asserting any additional amount on account of the Debtors’ cure obligations under section 365 of the Bankruptcy Code or otherwise from the Debtors, their estates or the Reorganized Debtors prior to the Effective Date of the Plan. In addition, upon the Effective Date of the Plan, the counterparties to such executory contracts or unexpired leases shall be forever enjoined and barred from asserting any additional amount on account of the Debtors’ cure obligations under section 365 of the Bankruptcy Code or otherwise from the Debtors, their Estates or the Reorganized Debtors and the Reorganized Debtors and the non-debtor party to such executory contracts or unexpired leases shall enjoy all of the rights and benefits under such assumed executory contracts or unexpired leases without the necessity of obtaining any party’s written consent to the Debtors’ assumption of such executory contracts or unexpired leases, and such counterparties are deemed to have waived any right to object, consent, condition or otherwise restrict the Debtors’ assumption of such executory contracts or unexpired leases.

(iii)	The applicable Reorganized Debtor, except as otherwise agreed by the parties, will cure any and all undisputed defaults under any executory contract or unexpired lease that is assumed by such Reorganized Debtor pursuant to the Plan in accordance with section 365 of the Bankruptcy Code. In the event there is a dispute as of the Effective Date regarding the amount required to cure defaults under any executory contract or unexpired lease that the Reorganized Debtors propose to assume, the Reorganized Debtors shall have until 30 days after entry of a Final Order determining the amount, if any, of the applicable Debtor or Reorganized Debtor’s liability with respect thereto, or as may otherwise be agreed by the parties, to determine whether to assume or reject the related executory contract or unexpired lease. In the event the applicable Reorganized Debtor determines to assume the applicable executory contract or unexpired lease related to the disputed cure, such disputes shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the applicable Debtor or the applicable Reorganized Debtor’s liability with respect thereto, or as may otherwise be agreed to by the parties.

(iv)	Contract/Lease Objections.

a.	Franklin Covey Co. The Objection of Franklin Covey Co. to Debtors’ Notice of Assumption of License Agreement [Docket No. 1054] is adjourned by agreement of the parties until June 17, 2013 at 1:00 p.m. (prevailing Eastern Time), or such later date as may be agreed to by the parties or ordered by the Court.

b.	Education Development Center, Inc. The Objection of Education Development Center, Inc. to Debtor’s Proposed Assumption of License Agreement [Docket No. 1061] is adjourned by agreement of the parties until June 17, 2013 at 1:00 p.m. (prevailing Eastern Time), or such later date as may be agreed to by the parties or ordered by the Court.

c.	PanPacific Sourcing, LLC. Notwithstanding anything in the Plan, the Plan Supplements, or any related documents to the contrary, Vendor Agreement Number 1005139 with PanPacific Sourcing, LLC is hereby removed from the list of contracts to be assumed and shall not be subject to assumption or rejection under section 365 of the Bankruptcy Code.

d.	TEKsystems. The Contract/Lease Objections filed by TEKsystems Global Services, LLC (“TSGS”) [Docket No. 1073] and TEKsystems, Inc. (“TEK”) [Docket No. 1075] are hereby resolved as follows: with respect to TSGS, the Cure Amount for contract 1003783 shall be $14,219.32; with respect to TEK, the Cure Amount for contracts 1002323, 1002324, 1002328 – 1002331, 1003630 – 1003641, and 1003784 – 1003785 shall be $7,657.54.

e.	Oracle America, Inc. The Contract/Lease Objection filed by Oracle America, Inc. (“Oracle”) [Docket No. 1069] is hereby withdrawn. Notwithstanding anything to the contrary in this Order, the Plan (as amended or supplemented) or otherwise, the Debtors shall assume all of their contracts with Oracle, the Cure Amount for such contracts shall be $73,384.55, and the assumption of all said contracts shall be conditioned on payment of such Cure Amount by the Debtors.

46. No Post-Confirmation Amendment or Filing of Claims. Except as otherwise provided herein or in the Plan, any party filing a proof of Claim or an amendment to a proof of Claim after the bar date established by the Court shall not be entitled to treatment as a creditor with respect to such Claim or amendment for the purposes of distribution under the Plan, unless and until the party filing such Claim or amendment either obtains the written consent of the Reorganized Debtors to file such Claim or amendment late or obtains an order of the Court upon written motion on notice to the Reorganized Debtors that permits the filing of the Claim or amendment to the proof of Claim.

47. Confirmation Notice. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Reorganized Debtors are hereby directed to serve a notice of the entry of this Order, the occurrence of the Effective Date and the Administrative Claims Bar Date, substantially in the form of Exhibit 1 attached hereto (the “Confirmation Notice”), on all parties that received notice of the Confirmation Hearing and all parties who have entered their appearance in these Chapter

11 Cases and requested notice pursuant to Bankruptcy Rule 2002, no later than 5 Business Days after the Effective Date; provided, however, that the Reorganized Debtors shall be obligated to serve the Confirmation Notice only on the record holders of Claims or Equity Interests as of the date of this Order to the extent known. The Reorganized Debtors shall publish the Confirmation Notice once in the national edition of the Wall Street Journal, New York Times, or USA Today no later than 5 Business Days after the Effective Date.

48. References to Plan and Plan Supplement Provisions. The failure specifically to include or reference any particular provision of the Plan or the Plan Supplements in this Order shall not affect, diminish or impair the effectiveness of such provision, it being the intent of the Court that entry of this Order constitutes approval of the Plan and the Plan Supplements in their entirety.

49. Confirmation Order Controlling. If there is any direct conflict between the Plan and this Order, the terms of this Order shall control.

50. Vacatur of Confirmation Order. If this Order is vacated, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtors; (c) prejudice in any manner any right, remedy or claim of the Debtors; or (d) be deemed an admission against interest by the Debtors.

51. Immediately Effective Order. Notwithstanding Bankruptcy Rules 7062 and 3020(e), this Order shall be effective and enforceable immediately upon entry.

Dated: May 23, 2013

Wilmington, Delaware	/s/ KEVIN J. CAREY
THE HONORABLE KEVIN J. CAREY
UNITED STATES BANKRUPTCY JUDGE

EXHIBIT 1

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: SCHOOL SPECIALTY, INC., et al.,[1] Debtors.	Chapter 11 Case No. 13-10125 (KJC) Jointly Administered

NOTICE OF (A) ENTRY OF ORDER APPROVING DISCLOSURE STATEMENT ON A FINAL

BASIS AND CONFIRMING DEBTORS’ AMENDED JOINT PLAIN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE; (B) OCCURRENCE OF THE

EFFECTIVE DATE OF THE PLAN AND (C) RELATED DEADLINES

PLEASE TAKE NOTICE OF THE FOLLOWING:

1. Confirmation of Plan and Approval of Disclosure Statement on a Final Basis. On May [    ], 2013 (the “Confirmation Date”), the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered a Final Order Approving the Disclosure Statement and Findings of Fact, Conclusions of Law, and Order Under Section 1129 of the Bankruptcy Code and Bankruptcy Rule 3020 Confirming the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Confirmation Order”).2

2. Effective Date. The Effective Date of the Plan was [            ], 2013.

3. Fee Claims. As provided in Article III.B of the Plan, all requests for compensation or reimbursement of Fee Claims pursuant to sections 327, 328, 330, 331, 503 or 1103 of the Bankruptcy Code other than Fee Claims of the DIP Agents, the Bayside DIP Agent and DIP Lenders, all of which shall be paid without the need for filing any motions, fee applications or other request for payment as provided in the Final Orders approving the DIP Facilities or as otherwise set forth in the ABL DIP Payoff Letter) for services rendered prior to the Effective Date shall be filed and served on the Reorganized Debtors, counsel to the Reorganized Debtors, the United States Trustee, counsel to the DIP Agents and counsel to the Creditors Committee and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Court, no later than [            ], 2013. Unless such deadline is extended by agreement of the Reorganized Debtors, holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims and that do not file and serve such applications by the required deadline shall be forever barred from asserting such Fee Claims against the Debtors, the Reorganized Debtors or their respective properties, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claims must be filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors, and the requesting party no later than 51 days (or such longer period as may be allowed by order of the Court) after the Effective Date.

[1]

The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number and state of incorporation, are: School Specialty, Inc. (Wisc.; 1239), Bird-In-Hand Woodworks, Inc. (N.J.; 8811), Califone International, Inc. (Del.; 3578), Childcraft Education Corp. (N.Y.; 9818), ClassroomDirect.com, LLC (Del.; 2425), Delta Education, LLC (Del.; 8764), Frey Scientific, Inc. (Del.; 3771), Premier Agendas, Inc. (Wash.; 1380), Sax Arts & Crafts, Inc. (Del.; 6436), and Sportime, LLC (Del.; 6939). The address of the Debtors’ corporate headquarters is W6316 Design Drive, Greenville, Wisconsin 54942.

[2]

Unless otherwise defined in this notice (the “Notice”), capitalized terms used herein shall have the meanings ascribed to them in the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (including the exhibits thereto, and all documents and agreements executed pursuant thereto, and as modified from time to time, the “Plan”).

4. Administrative Claims Bar Date. Except as otherwise ordered by the Court, all holders of Administrative Claims (except for (i) Fee Claims, (ii) Ordinary Course Administrative Claims, (iii) the fees and expenses of the professionals of the Prepetition Agents under the Prepetition Facilities and the DIP Agents, the Bayside DIP Agent and DIP Lenders under the DIP Facilities, and (iv) DIP Financing Claims) not paid prior to the Confirmation Date shall submit requests for payment on or before [            ], 2013 or forever be barred, stopped and estopped from doing so and such Administrative Claim shall be deemed discharged as of the Effective Date.

5. Rejection Damages Bar Date. Pursuant to Article VII of the Plan, counterparties to executory contracts or unexpired leases rejected pursuant to the Plan shall file any rejection damages claims on or before the date that is 30 days after service of this Notice – [            ], 2013.

6. Government Bar Date. Pursuant to section 502(b)(9) of the Bankruptcy Code, all governmental units holding claims against the Debtors that arose or are deemed to have arisen prior to the Petition Date are required to file proofs of claim by July 29, 2013 at 5:00 p.m. (prevailing Pacific Time) (the “Government Bar Date”).

7. Ombudsman. The Ombudsman provided for in Article V.I.4 of the Plan is Alan Halperin (Halperin Battaglia Raicht, LLP, (212) 765-9100, ahalperin@halperinlaw.net, dlieberman@halperinlaw.net).

8. Copies of the Confirmation Order. Any party-in-interest wishing to obtain a copy of the Confirmation Order may obtain such copy: (i) at http://www.kccllc.net/schoolspecialty or (ii) by contacting Troy Bollman; (302) 571-7796; tbollman@ycst.com. Copies of the Confirmation Order may also be reviewed during regular business hours at the Bankruptcy Court, 824 Market Street, Wilmington, Delaware 19801 or may be obtained at the Bankruptcy Court’s website at www.deb.uscourts.gov, by following the directions for accessing the ECF system on such site.

Dated: June [    ], 2013

  Wilmington, Delaware

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Pauline K. Morgan (No. 3650)

Maris J. Kandestin (No. 5294)

Morgan L. Seward (No. 5388)

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Alan W. Kornberg

Jeffrey D. Saferstein

Lauren Shumejda

Ann K. Young

1285 Avenue of the Americas

New York, New York 10019

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

Counsel to the Debtors and Debtors-in-Possession